Powin Corporation Opens New Corporate Headquarters in Oregon

TUALATIN, Ore., June 1, 2011 -- Powin Corporation (OTC BB: PWON), an Oregon-based OEM and direct manufacturer of outdoor cookware products, gun safes, fitness and recreational equipment, truck parts, plastic products, renewable energy products and furniture for some of America’s most well known retailers, today announced that it has moved into its new corporate headquarters in Tualatin, Oregon, approximately 13 miles south of Portland, Oregon.

The new facility, approximately 71,000 square feet in size, incorporates both office space for corporate management and also the operation of the Company’s affiliates, including Powin Energy, which manufactures and markets renewable energy products, Maco Furniture, the Company’s Channel Partner Program (CPP), which assists U.S. companies in marketing their products in China, and its Gladiator Fitness and Outdoor Products, Inc., subsidiary.  The facility also provides for the warehousing needs of these affiliates.

“The move to a larger, more modern facility allows Powin Corporation’s management to better coordinate the operations of its affiliates, to coordinate warehousing, and to position the Company to meet its future growth strategies,” said Ronald Horne, Powin CFO.

The new corporate address is 20550 SW 115th Ave., Tualatin, Oregon 97062.  The phone number is 503.598.6659 and the corporate fax is 503.598.3941.  The web site remains: www.powin.com

“We are looking forward to showing off our new corporate headquarters to our investors at our annual meeting on June 15, 2011,” Mr. Horne said.

Contact:

Powin Corporation
Ronald Horne, CFO

503.612.3004

ronaldh@powin.com

Paul Knopick

E & E Communications

pknopick@eandecommunications.com

949.707.5365